CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 30, 2003, relating to the financial statement of Aegis High Yield Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Public Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Baltimore, Maryland
December 26, 2003